Exhibit 4.1

11% PROMISSORY NOTE

$250,000	December 27, 2006

FOR VALUE RECEIVED, Primal Solutions, Inc., a Delaware corporation (the “Company”), unconditionally promises to pay to the order of Special Situations Private Equity Fund, L.P. (the “Holder”), having an address at 527 Madison Avenue, 26th Floor, New York, NY 10022, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the aggregate principal sum of Two Hundred Fifty Thousand United States Dollars ($250,000), together with interest from the date set forth above on the unpaid principal balance of this Note outstanding at a rate equal to eleven percent (11.0%) (computed on the basis of the actual number of days elapsed in a 360-day year) per annum and continuing on the outstanding principal until this 11% Promissory Note (the “Note”) is indefeasibly and irrevocably paid in full by the Company.  Subject to the other provisions of this Note, the principal of this Note and all accrued and unpaid interest hereon shall mature and become due and payable on June 27, 2007 (the “Stated Maturity Date”).  Except as provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

In the event that any amount due hereunder is not paid when due, such overdue amount shall bear interest at an annual rate of fifteen percent (15%) until paid in full.  In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

1.                                       Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Board” shall mean the Board of Directors of Company.

“Business Day” other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Company” has the meaning set forth in the first paragraph hereof.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Event of Default” has the meaning set forth in Section 5 hereof.

“First Regional”  means First Regional Bank, a California banking corporation, its successors and assigns.

“First Regional Note” means the Change in Terms Agreement among the Company, its Subsidiary and First Regional, dated February 14, 2006 (amending and restating the Promissory Note, dated February 14, 2005, in the original principal amount of $100,000.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Holder” has the meaning set forth in the first paragraph hereof.

“Indebtedness” means any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables or obligations in respect of workers’ compensation, unemployment insurance and other social security laws or regulation, all arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a Lien on any asset of the Company or a Subsidiary, whether or not such obligation is assumed by the Company or such Subsidiary.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Lightbridge” means Lightbridge, Inc., its successors and assigns.

“Lightbridge Note” means WBS’s 2006 Amended and Restated Secured Promissory Note, dated March 31, 2006, in the original principal amount of $982,243.40.

“Material Adverse Effect” means a material adverse effect on (i) the assets, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations hereunder.

“Note” has the meaning set forth in the first paragraph hereof.

“Permitted Indebtedness” means:

(a)                                  Indebtedness existing on the Closing Date and refinancings, renewals and extensions of any such Indebtedness if (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (ii) if the principal amount thereof or interest payable thereon is not increased, (iii) no additional Liens are granted and (iv) the terms thereof are not less favorable to the Company or the Subsidiary incurring such Indebtedness than the Indebtedness being refinanced, renewed or extended;

(b)                                 Guaranties by any Subsidiary of any “Permitted Indebtedness” of the Company or another Subsidiary;

(c)                                  Indebtedness representing the deferred purchase price of property and capital lease obligations which collectively does not exceed $1,500,000 in aggregate principal amount; and

(d)                                 Indebtedness of the Company to any wholly owned Subsidiary and Indebtedness of any wholly owned Subsidiary to the Company or another wholly owned Subsidiary which constitutes “Permitted Indebtedness.”

“Permitted Investments” means:

(a)                                   direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof;

(b)                                  certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; and

(c)                                   commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” means:

(a)                                  restrictions on transfers of securities imposed by applicable securities laws;

(b)                                 Liens on the property of a Person existing at the time such Person became a Subsidiary or such property was acquired from such Person in a transaction permitted hereunder securing Indebtedness permitted hereby; provided, however, that any such Lien may not extend to any other property (other than accessions to and proceeds thereof) provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary or such property was acquired from such Person;

(c)                                  assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(d)                                 Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with U.S. generally accepted accounting principles, consistently applied;

(e)                                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings;

(f)                                    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(g)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(h)                                 easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries; and

(i)                                     Liens granted to secure the obligations of the Company or any Subsidiary under any Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” provided the Lien is limited to the property acquired or so financed (and any accessions thereto and proceeds thereof).

(j)                                     Liens granted to secure the Lightbridge Note; and

(k)                                  Liens granted to secure the First Regional Note provided such Liens are limited to the Company’s right, title and interest in the $100,000 savings account currently on deposit with First Regional.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Restricted Payment” has the meaning set forth in Section 4(b)(iv) hereof.

“Stated Maturity Date” has the meaning set forth in the first paragraph hereof.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“WBS” means Wireless Billing Systems, a California corporation.

2.                                       Transfer.  This Note is transferable and assignable to any Person to whom such transfer is permissible under applicable law.  The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments.  In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

3.                                       Prepayment.  This Note and all accrued interest hereon may, at the option of the Company, be prepaid in whole, but not in part, at any time prior to the Stated Maturity Date, without penalty.

4.                                       Covenants.

(a)                                  So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company hereunder:

(i)                                     The Company shall and shall cause each of its Subsidiaries to (A) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducting, (B) do all things necessary to remain duly organized, validly existing, and in good standing as a domestic corporation under the laws of its state of incorporation and (C) maintain all requisite authority to conduct its business in those jurisdictions in which its business is conducted.

(ii)                                  The Company shall promptly notify the Holder in writing of any change in the business or the operations the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(iii)                               The Company shall promptly notify the Holder of the occurrence of any Event of Default or any event which, with the giving of notice, the lapse of time or both would constitute an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

(iv)                              The Company shall promptly notify the Holder of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency against the Company or any Subsidiary or to which the Company or any Subsidiary may be subject which alleges damages in excess of One Hundred Thousand United States Dollars ($100,000).

(v)                                 The Company shall promptly notify the Holder of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary is a party which default could reasonably be expected to have a Material Adverse Effect.

(vi)                              The Company shall and shall cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(vii)                           The Company shall and shall cause each Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(viii)                        The Company shall and shall cause each Subsidiary to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted.

(ix)                                Promptly after the occurrence thereof, the Company shall and shall cause each Subsidiary to inform the Holder of the following material developments: (i) entering into material agreements outside the ordinary course of business consistent with past practice, (ii) any issuance of debt securities by the Company or any Subsidiary, (iii) the incurrence of any Indebtedness by the Company or any Subsidiary, (iv) a change in the number of the Board of Directors of the Company, (v) a sale, lease or transfer of any material portion of the assets of the Company or any Subisdiary and (vi) any change in ownership of any Subsidiary (specifying the details of any such change, including the identity and ownership amount of any new owner).

(b)                                 So long as any amount due under this Note is outstanding and until indefeasible payment in full of all amounts payable by the Company hereunder, without the prior written consent of the Holder:

(i)                                     The Company shall not and shall cause each Subsidiary not to create, incur, guarantee, issue, assume or in any manner become liable in respect of any Indebtedness, other than Permitted Indebtedness.

(ii)                                  The Company shall not and shall cause each Subsidiary not to create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired other than Permitted Liens.  The Company shall not, and shall cause each Subsidiary not to, be bound by any agreement which limits the ability of the Company or any Subsidiary to grant Liens.

(iii)                               The Company shall not and shall cause each Subsidiary not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates other than a wholly owned Subsidiary, except for consulting arrangements with directors approved by the Board.

(iv)                              The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, declare or pay any dividends on account of any shares of any class or series of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or pay any interest, premium if any, or principal of any Indebtedness or redeem, retire, defease, repurchase or otherwise acquire any Indebtedness (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other payment in respect thereof or agree to do any of the foregoing (each of the foregoing is herein called a “Restricted Payment”); provided, that (i) the Company may make payments of interest, premium if any, and principal of the Notes in accordance with the terms hereof, (ii) provided that no Event of Default or event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing, the Company and its Subsidiaries may make regularly scheduled payments of interest and principal of any Permitted Indebtedness, (iii) any Subsidiary directly or indirectly wholly owned by the Company may pay dividends on its capital stock and (iv) the Company may repurchase capital stock from a former employee in connection with the termination or other departure of such employee, strictly in accordance with the terms of any agreement entered into with such employee and in effect on the date of this Note, provided that (A) such repurchase is approved by a majority of the Board, (B) payments permitted under this clause (iv) shall not exceed $1,000,000 in the aggregate, and (C) no such payment may be made if an Event of Default or an event which, with the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing or would result from such payment.

(v)                                 The Company shall not and shall cause each Subsidiary not to make or own any Investment in any Person, including without limitation any joint venture, other than (A) Permitted Investments, (B) operating deposit accounts with banks, (C) Hedging Agreements entered into in the ordinary course of the Company’s financial planning and not for speculative purposes and (D) investments by the Company in the capital stock of any wholly owned Subsidiary.

(vi)                              The Company shall not and shall cause each Subsidiary not to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.

(vii)                           The Company shall not and shall cause each Subsidiary not to settle, or agree to indemnify or defend third parties against, any material lawsuit, except as may be required by judicial or regulatory order or by agreements entered into prior to the date hereof on a basis consistent with past practice.  A material lawsuit shall be any lawsuit in which the amount in controversy exceeds $100,000.

(viii)                        The Company shall not and shall cause each Subsidiary not to amend its bylaws, certificate of incorporation or other charter document in a manner adverse to the Holder.

5.                                       Event of Default.  The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a)                                  the failure of the Company to make any payment of principal on this Note when due, whether at maturity, upon acceleration or otherwise;

(b)                                 the failure of the Company to make any payment of interest on this Note, or any other amounts due hereunder when due, whether at maturity, upon acceleration or otherwise, and such failure continues for more than five (5) days;

(c)                                  the Company and/or its Subsidiaries fail to make a required payment or payments on Indebtedness of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount and such failure continues for more than ten (10) days;

(d)                                 there shall have occurred an acceleration of the stated maturity of any Indebtedness of the Company or its Subsidiaries of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or a Subsidiary of notice of such acceleration);

(e)                                  the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days;

(f)                                    a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its Subsidiaries, exceeds One Hundred Thousand United States Dollars ($100,000) shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged; provided, however, that a judgment that provides for the payment of royalties subsequent to the date of the judgment shall be deemed to be discharged so long as the Company or the Subsidiary affected thereby is in compliance with the terms of such judgment;

(g)                                 the Company is in breach of the requirements of Section 4(b) hereof;

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Holder, with respect to (a) through (d) and (f) through (g), and (B) automatically, with respect to (e).  Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity.  If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys’ fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder’s rights and remedies hereunder.

6.                                       No Waiver.  No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

7.                                       Waivers.  The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

8.                                       Waiver of Jury Trial.  THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  EACH OF THE COMPANY AND WBS HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

9.                                       Governing Law; Consent to Jurisdiction.  This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof.  The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Service of process in any such suit, action or proceeding may be given anywhere in the world by the same method as for the giving notices hereunder.  The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.                                 Notices.  Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Primal Solutions, Inc.

18881 Von Karman Avenue

Suite 500

Irvine, California 92612

Attention:  Joseph R. Simrell

Fax:  (949) 221-8590

If to the Holder:

Special Situations Private Equity Fund, L.P.

527 Madison Avenue, Suite 2600

New York, New York 10022

Attention:  Austin W. Marxe

Fax:  (212) 319-6595

11.                                 Costs.  If action is instituted to collect on this Note, the Company promises to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

12.                                 Successors and Assigns.  This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this 11% Promissory Note to be signed in its name effective as of the date first above written.

PRIMAL SOLUTIONS, INC.

By:	/s/ Joseph R. Simrell
	Name:	Joseph R. Simrell
	Title:	Chief Executive Officer